Exhibit 1

SUBSCRIPTION AGREEMENT

THIS SUBSCRIPTION AGREEMENT (this “Agreement”), dated as of March 3, 2008, by and among JESUP & LAMONT, INC., a Florida corporation (the “Company”), and the several subscribers signatory hereto (each such subscriber, a “Subscriber” and, collectively, the “Subscribers”).

WHEREAS, the Company and the Subscribers are executing and delivering this Agreement in reliance upon an exemption from securities registration afforded by the provisions of Section 4(2), 4(6) and Rule 506 of Regulation D (“Regulation D”) as promulgated by the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”); and

WHEREAS, the parties desire that, upon the terms and subject to the conditions contained herein, the Company shall issue and sell to the Subscribers, as provided herein, and the Subscribers, severally and not jointly, shall purchase, an aggregate amount of between $2,000,000 (the “Minimum Amount”) and $4,000,000 of Units, each Unit consisting of (i) one share of the Company’s Series G 10% Subordinated Cumulative Convertible Preferred Stock, par value $0.01 per share (the “Preferred Stock”) in the form attached hereto as Exhibit A, and (ii) warrants, in the form attached hereto as Exhibit B (the “Warrants”), to purchase one share of the Company’s Common Stock, par value $0.01 per share (“Common Stock) for each share of common stock into which the Preferred Stock is convertible; provided, however, that to the extent that the total number of shares of Preferred Stock for which each Subscriber has subscribed is not convertible into a whole number of shares of Common Stock, the number of warrants to be issued to such Subscriber shall rounded down to the nearest whole number of shares . The Warrants shall be exercisable at a price of $___________ [120% of closing price of one share of Common Stock on the American Stock Exchange on the date of this Agreement] per share (the “Warrants”). The shares underlying the Warrants are referred to as the Warrant Shares. The per Unit Purchase Price shall be $________ [($1,000.00 plus $0.125 per warrant included in the Unit.] The aggregate Purchase Price shall be payable to the Company on the Closing Date, as defined in Section 9 hereof. The shares of Preferred Stock issuable to the Subscribers are referred to herein as the “Shares,” and the (i) shares of Common Stock underlying the Shares, and (ii) the Common Stock paid as a dividend on the Preferred Stock are collectively referred to herein as the “Conversion Shares”, and the Shares, the Warrants, the Warrant Shares and the Conversion Shares are collectively referred to herein as the “Securities”.

NOW, THEREFORE, in consideration of the mutual covenants and other agreements contained in this Agreement the Company and each Subscriber hereby agree as follows:

1.   Purchase and Sale of Shares and Warrants. Subject to the satisfaction (or waiver) of the conditions to Closing set forth in this Agreement, each Subscriber shall purchase the Shares and Warrants for the Purchase Price indicated on the signature page hereto, and the Company shall sell the Shares and Warrants called for by the above price to each Subscriber. The Purchase Price for the Shares and Warrants shall be paid in cash. On or before the Closing Date, each Purchaser shall deliver its portion of the Purchase Price by wire transfer to an account designated by the Company. The Company shall (i) deliver certificates for the number of

Shares included in the Units to be purchased hereunder by each Subscriber, and (ii) deliver Warrants for the number of Warrants purchased hereunder by each Subscriber to such Subscriber. Each Subscriber understands that the Shares will not be issued until the shares of Common Stock into which they are convertible have been approved for listing by the American Stock Exchange, and the Warrant Shares will not be issued until they have been approved for listing by the American Stock Exchange. The Company will not issue fractional Units but will refund amounts in excess of the price of the nearest full number of Units which can be purchased with the purchase price tendered hereunder. The Closing will occur after the Company has received the Minimum Amount of subscriptions.

2.         Warrants. Promptly after the Closing Date the Company will issue one Warrant to each Subscriber for each Share issuable to such Subscriber. The per Warrant exercise price shall be $_______[120% of the closing price of the Common Stock on the date of the agreement] per share. The Warrants shall be exercisable until five years from warrant issue date.

3.         Subscriber’s Representations and Warranties. Each Subscriber hereby represents and warrants to and agrees with the Company that:

(a)         Information on Company. The Subscriber has been furnished with or has had access at the EDGAR Website of the Commission to the Company’s Form 10-KSB for the year ended December 31, 2006 and the Company’s Form 10-KSB for the year ended December 31, 2005 as filed with the Commission, together with all subsequently filed Forms 10-QSB, 8-K, and filings made with the Commission available at the EDGAR website. The Subscriber has reviewed the risk factors attached hereto as Exhibit C. Other than general economic conditions, events or circumstances that may affect the industry in general, the Company has no knowledge that any of the events or circumstances described in Exhibit C have occurred or are likely to occur. The Subscriber has considered all factors the Subscriber deems material in deciding on the advisability of investing in the Securities.

(b)         Information on Subscriber. At the time the Subscriber was offered the Securities it was, and as of the date hereof it is an “accredited investor”, as such term is defined in Regulation D promulgated by the Commission under the 1933 Act, is experienced in investments and business matters, has made investments of a speculative nature and has purchased securities of United States publicly-owned companies in private placements in the past and, with its representatives, has such knowledge and experience in financial, tax and other business matters as to enable the Subscriber to utilize the information made available by the Company to evaluate the merits and risks of and to make an informed investment decision with respect to the proposed purchase, which represents a speculative investment. The Subscriber has the authority to purchase and own the Securities. The Subscriber is able to bear the economic risk of such investment and at the present time, is able to afford a complete loss thereof.

The information set forth on the signature page hereto regarding the Subscriber is accurate. The Subscriber has completed and returned to the Company the Investor Questionnaire Certification attached hereto as Exhibit D.

(c)         Purchase of Common Stock and Warrants. The Subscriber is purchasing the Securities as principal for its own account and not with a view to any distribution thereof (this representation and warranty not limiting such Subscriber’s right to sell the Conversion Shares and

Warrant Shares pursuant to the Registration Statement (as defined below hereof) or otherwise in compliance with applicable federal and state securities laws).

(d)         Compliance with 1933 Act. The Subscriber understands and agrees that the Securities have not been registered under the 1933 Act or any applicable state securities laws, by reason of their issuance in a transaction that does not require registration under the 1933 Act (based in part on the accuracy of the representations and warranties of Subscriber contained herein), and that such Securities must be held indefinitely unless a subsequent disposition is registered under the 1933 Act or any applicable state securities laws or is exempt from such registration.

(e)         Current Holdings. The Subscriber has completed and returned to the Company, on the Selling Security holder Questionnaire and Notice attached hereto as Exhibit E, a true and complete statement of such Subscriber’s current holdings of the Company’s securities.

(f)         Correctness of Representations. The Subscriber represents that the foregoing representations and warranties are true and correct as of the date hereof in all material respects and, unless the Subscriber otherwise notifies the Company prior to the Closing Date (as hereinafter defined), shall be true and correct in all material respects as of the Closing Date.

4.         Company Representations and Warranties. The Company represents and warrants to each Subscriber that:

(a)         Corporate Existence and Qualification. The Company and each of its subsidiaries is a corporation or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction of their respective incorporation, formation or organization; has the corporate or other power to own, manage, lease and hold its properties and to carry on its business as and where such properties are presently located and such business is presently conducted; and is duly qualified to do business and is in good standing as a foreign corporation in each of the jurisdictions where the character of its properties or the nature of its business requires it to be so qualified.

(b)         Authority, Approval and Enforceability. This Agreement has been duly executed and delivered by the Company, and the Company has all requisite corporate power and legal capacity to execute and deliver this Agreement and all agreements, instruments and documents executed and delivered or to be executed and delivered by the Company in connection with the transactions provided for hereby, to consummate the transactions contemplated hereby (collectively, the “Collateral Agreements”), and to perform its obligations hereunder and under this Agreement and each of the Collateral Agreements. The execution and delivery of this Agreement and the Collateral Agreements and the performance of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all corporate action necessary on behalf of the Company. This Agreement and each Collateral Agreement to which the Company is a party constitutes, or upon execution and delivery will constitute, the legal, valid and binding obligation of the Company, enforceable in accordance with its terms, except as such enforcement may be limited by general equitable principles or by applicable bankruptcy, insolvency, moratorium, or similar laws and judicial decisions from time to time in effect which affect creditors’ rights generally.

(c)         No Default or Consents. The execution and delivery of this Agreement and the carrying out of the transactions contemplated hereby will not:

(i)        violate or conflict with any of the terms, conditions or provisions of the Company’s Articles of Incorporation or bylaws;

(ii)       violate any Legal Requirements applicable to the Company or any of its subsidiaries;

(iii)      violate, conflict with, result in a breach of, constitute a default under (whether with or without notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or give any other party the right to terminate, any contract or Permit applicable to the Company or any of its subsidiaries; or

(iv)      require the Company or any of its subsidiaries to obtain or make any waiver, consent, action, approval or authorization of, or registration, declaration, notice or filing with, any private non-governmental third party or any Governmental Authority.

(d)         No Proceedings. No suit, action or other proceeding is pending or, to the Company’s knowledge, threatened before any Governmental Authority seeking to restrain the Company or any of its subsidiaries or prohibit the Company’s entry into this Agreement or prohibit the consummation of the transactions contemplated by this Agreement, or seeking damages against the Company or any of its subsidiaries or their properties as a result of the consummation of this Agreement.

(e)         Capitalization; Ownership of Shares. The authorized capital stock of the Company consists of 1,000,000 authorized shares of preferred stock, $0.01 par value per share, of which the following are issued and outstanding as of the date hereof: 0 shares of Series A, 0 shares of Series B, 7,062 shares of Series C, 0 shares of Series D, 0 shares of Series E, and 819,987 shares of Series F; and 100,000,000 authorized shares of common stock, $0.01 par value per share, of which 11,106,442 are issued and outstanding as of the date hereof. An additional 1,622,718 shares of common stock have been subscribed but not yet issued. The Securities issued to the Subscribers pursuant to the terms of this Agreement will be duly authorized, validly issued, fully paid, and nonassessable. None of the Securities will be issued to any Subscriber in violation of any preemptive or preferential rights of any person.

(f)         No Liens on Securities. The Securities to be issued to the Subscribers pursuant to the terms of this Agreement will be free and clear of any liens, claims or encumbrances (“Liens”); none of the Securities will be subject to any outstanding options, warrants, calls, or similar rights of any other person to acquire the same, except as specifically otherwise provided for in this Agreement, none of the Securities are subject to any restrictions on transfer thereof; and the Company has the full power and authority to convey, and will convey to each Subscriber, good and marketable title to the Securities, free and clear of all Liens.

(g)         Commission Documents; Financial Statements. (i) The Subscribers have received or have had access to each statement, report, registration statement, definitive proxy statement, and other filings (including exhibits, supplements and schedules thereto) filed with the Commission by the Company since January 1, 2005 (collectively, the “SEC Documents”). As of their respective filing dates (except to the extent corrected by a subsequently filed SEC Document), the SEC Documents complied in all material respects with the requirements of the Securities Exchange Act of 1934 (the “1934 Act”) and the Securities Act, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a subsequently filed SEC Document. The financial statements of the Company, including the notes thereto, included in the SEC Documents, and the financial statements of the Company as of December 31, 2007, including the notes thereto, (the “2007 Annual Financial Statements”), true and correct copies of which have been delivered or made available to the Subscribers (collectively, the “Company Financial Statements”) were complete and correct in all material respects as of their respective dates (except to the extent corrected by a subsequently filed SEC Document), complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto as of their respective daters, and have been prepared in accordance with GAAP applied on a basis consistent throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements included in Quarterly Reports on Form lO-Q, as permitted by Form 10-Q of the Commission). The Company Financial Statements fairly present the consolidated financial condition and operating results of the Company and its subsidiaries at the dates and during the periods indicated therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments).

(ii)       The notes to the 2007 Annual Financial Statements contain a true, accurate and complete description of all of the Company’s long-term debt obligations including their respective dates of maturity, and there is no default with respect to any of such obligations.

(iii)      All of the Company’s and each of its subsidiaries’ accounts payable are current and not past due.

(h)         Absence of Certain Changes. Except as disclosed in any SEC Document or in the 2007 Annual Financial Statements, since December 31, 2007, there has not been (specifically excluding general economic conditions or events or circumstances that have affected the industry in general) any event, circumstance or change that has had a material adverse effect on the Company’s or any of its subsidiary’s business, operations, prospects, properties or financial condition.

(i)          The Company has delivered to the Subscribers a true, accurate and complete list of all of the Company’s and its subsidiaries’ pending corporate finance transactions (“Corporate Finance Transactions”), including a reasonable good faith estimate of the fees that the Company or its subsidiaries expects to receive and an estimated time table, with respect to each such Corporate Finance Transaction. While there can be no guaranty that any Corporate Finance Transaction shall be consummated, the Company has no reason to believe that any Corporate

Finance Transactions will not be consummated substantially in accordance with the information so provided to the Subscribers.

(j)          Compliance with Laws. Except as otherwise set forth in any SEC Document, the Company and its subsidiaries are in compliance with any and all Legal Requirements applicable to the Company and its subsidiaries, except where the failure to so comply would not have a material adverse effect on the Company’s business, operations, prospects, properties, or financial condition. Except as otherwise set forth in any SEC Document, neither the Company nor any of its subsidiaries has received or entered into, any citations, complaints, consent orders, compliance schedules, or other similar enforcement orders or received any written notice from any Governmental Authority or any other written notice that would indicate that the Company or such subsidiary is not currently in compliance with all such Legal Requirements, except for failures to so comply that would not have a material adverse effect on the Company’s business, operations, prospects, properties, or financial condition. The Company is not currently in violation of the Net Capital Rule (Rule 15c3-1) under the Securities Exchange Act of 1934. Any potential write down of intangible assets of the Company’s independent office in Long Island would not adversely affect the Company’s Net Capital requirements pursuant to the Net Capital Rule, as of December 31, 2007. The Company currently has no reason to believe that it will not be able to maintain continued listing with the American Stock Exchange for the foreseeable future.

(k)         Budget. The Company’s budget for the twelve month period ending December 31, 2008 delivered to the Subscribers (the “Budget”), is a true, fair and complete estimation of the Company’s projected revenues and expenses for the year ending December 31, 2008, and the Company is not aware of any facts or circumstances that would render the Budget materially inaccurate or misleading.

(l)          Contracts. None of the agreements or contracts to which the Company or any of its subsidiaries is in default.

(m)        Litigation. Except as disclosed in any SEC Document, there are no claims, actions, suits, investigations or proceedings against the Company or any of its subsidiaries pending or, to the knowledge of the Company, threatened in any court or before or by any Governmental Authority, or before any arbitrator, that might have a material adverse effect on the Company’s business, operations, prospects, properties, or financial condition (whether covered by insurance or not) and there is no reasonable basis for any such claim, action, suit, investigation or proceeding.

(n)         Registration; Listing. The Company is eligible to register the resale of the Conversion Shares and Warrant Shares by the Subscribers under Form S-3 promulgated under the 1933 Act. The Conversion Shares and Warrant Shares are eligible for listing on the American Stock Exchange, and the Company has no reason to believe that the Conversion Shares and Warrant Shares will not be so listed.

(o)         Other Information. No representation or warranty made by the Company in this Agreement, and no statement contained in any document, certificate or schedule delivered by the

Company hereunder, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained therein, in the light of the circumstances in which they were made, not misleading.

(p)         Relationships with employees and independent registered representatives.   The Company is not currently aware of (i) the pending termination of a relationship with one or more independent registered representatives that would have a material adverse effect on the Company and its subsidiaries (ii) misconduct by any of its employees that could result in regulatory sanctions or (iii) the potential termination of a relationship with an executive that could materially and adversely affect the Company’s operations.

5.         Regulation D Offering. The offer and issuance of the Securities to the Subscriber is being made pursuant to the exemptions from the registration provisions of the 1933 Act afforded by Section 4(2) and 4(6) of the 1933 Act and Rule 506 of Regulation D promulgated there under.

6.         Registration and Listing. The offer and issuance of the Securities to the Subscriber is being made pursuant to the exemptions from the registration provisions of the 1933 Act afforded by Section 4(2) and 4(6) of the 1933 Act and Rule 506 of Regulation D promulgated there under.

The Company covenants and agrees with each Subscriber that on or before 30th day after (a) the date of filing with the Commission its Annual Report on Form 10-KSB for the year 2007 or (b) the Closing Date, whichever is later (the “Filing Date”), the Company shall prepare and file with the Commission a Registration Statement covering the resale of the Conversion Shares and the Warrant Shares (the “Registrable Securities”) for an offering to be made on a continuous basis pursuant to Rule 415. The Registration Statement shall be on Form S-3. The Company shall use its best commercially reasonable efforts to cause the Registration Statement to become effective and remain effective as provided herein. The Company shall use its best commercially reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as possible after the filing thereof, but in any event no later than 120 days from Closing Date, (the “Effective Date”). The Company shall use its best efforts to keep the Registration Statement continuously effective under the Securities Act until the date which is the earlier date of when (i) all Registrable Securities have been sold or (ii) all Registrable Securities may be sold immediately without registration under the Securities Act and without volume restrictions pursuant to Rule 144, as determined by the counsel to the Company pursuant to a written opinion letter to such effect, addressed and acceptable to the Company’s transfer agent and the affected Holders. In the event that the Company (i) fails to file a Registration Statement covering the resale of the Registrable Securities, or such Registration Statement is not effective by the Effective Date, or (ii) thereafter fails to cause such Registration Statement to remain effective with respect to the Registrable Securities, as provided for above, the Company shall, at the request of a Subscriber, use its best efforts to enable such Subscriber to transfer its Registrable Securities pursuant to Rule 144.

(a)         (i) If, unless due to a fault of a Subscriber (i) a Registration Statement is not filed on or prior to the Filing Date, or (ii) a Registration Statement filed or required to be filed hereunder is not declared effective by the Commission on or before the Effective Date, (any such failure or breach being referred to as an “Event,” and for purposes of clause (i) or (ii) the date on which such Event occurs being referred to as “Event Date”), then in addition to any other rights the Subscribers may have hereunder or under applicable law, for all or part of each 30-calendar day period in which any Event remains uncured, the Company shall pay to each Subscriber an amount in cash, as partial liquidated damages and not as a penalty, equal to 1.0% of the aggregate purchase price paid by such Subscriber pursuant to this Subscription Agreement for any Registrable Securities then held by such Subscriber that are not otherwise eligible for resale, subject to an overall limit of partial liquidated damages in the aggregate of 6% of the aggregate purchase price paid by such Subscriber provided, however, that (a) in the case of (ii), if the Commission does not declare the Registration Statement effective on or before the Effectiveness Date, or (b), if the Commission allows the Registration Statement to be declared effective at any time before or after the Effectiveness Date, subject to the withdrawal of certain Registrable Securities from the Registration Statement, and the reason for (a) or (b) is the SEC’s determination that (x) the offering of any of the Registrable Securities constitutes a primary offering of securities by the Company, (y) Rule 415 may not be relied upon for the registration of any or all of the Registrable Securities, and/or (z) a holder of any Registrable Securities must be named as an underwriter, the Subscribers understand and agree that the Company may reduce, on a pro rata basis, the total number of Registrable Securities to be registered on behalf of each such Subscriber, beginning with the Conversion Shares, and the failure to include such Registrable Securities in any Registration Statement shall not constitute an Event and the Company shall not be required to pay any partial liquidated damages as described above. However, the Company agrees to make its best commercially reasonable efforts to file a registration statement with respect to any Registrable Securities belonging to any such affected Subscriber as soon as practicable thereafter. The partial liquidated damages pursuant to the terms hereof shall apply on a daily pro-rata basis for any portion of a month prior to the cure of an Event.

(b)         Transfers. The Securities may only be disposed of in compliance with state and federal securities laws. In connection with any transfer of Securities other than pursuant to an effective registration statement, to the Company, or to an Affiliate of a Subscriber the Company may require the transferor thereof to provide to the Company an opinion of counsel selected by the transferor, the form and substance of which opinion shall be reasonably satisfactory to the Company, to the effect that such transfer does not require registration of such transferred Securities under the 1933 Act. As a condition of transfer, any such transferee shall agree in writing to be subject to the obligations of a subscriber to this Agreement.

(c)         Shares Legend. Each Subscriber agrees to the imprinting, so long as is required by this Section 6(d), of a legend on the Shares, the Conversion Shares and the Warrant Shares, in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) OR APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED, ASSIGNED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND IN COMPLIANCE WITH ANY APPLICABLE STATE SECURITIES LAWS OR IN

A TRANSACTION WHICH IS EXEMPT FROM REGISTRATION UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.”

(d)         Warrant Legend. Each Subscriber agrees to the imprinting, so long as is required by this Section 6, of a legend on the Warrants, in substantially the following form:

“NEITHER THIS WARRANT NOR THE COMMON STOCK WHICH MAY BE ACQUIRED UPON THE EXERCISE HEREOF, AS OF THE DATE OF ISSUANCE HEREOF, HAS BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED, ASSIGNED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND IN COMPLIANCE WITH ANY APPLICABLE STATE SECURITIES LAW, OR IN A TRANSACTION WHICH IS EXEMPT FROM REGISTRATION UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.”

(e)         Certificates. The Company agrees to reissue certificates evidencing the Securities without the legend set forth in Section 6(d) if at such time, prior to making any transfer of any such Securities, such holder thereof shall give written notice to the Company describing the manner and terms of such transfer and removal as the Company may reasonably request. Such transfer and removal will only be effected, (i) while a registration statement (including the Registration Statement) covering the resale of such security is effective under the 1933 Act, or (ii) following any resale of such Securities pursuant to Rule 144, or (iii) if such Securities are eligible for resale under Rule 144, or (iv) if such legend is not required under applicable requirements of the 1933 Act (including judicial interpretations and pronouncements issued by the Staff of the Commission). The Company agrees to cause its counsel to issue a legal opinion to the Company’s transfer agent promptly after the effective date of the Registration Statement if required by the Company’s transfer agent to effect any requested removal of the legend pursuant to (i) above. If all or any portion of a Warrant is exercised, or all or any portion of a Share is converted, at a time when there is an effective registration statement to cover the resale of the Warrant Shares or Conversion Shares, as applicable, such Warrant Shares or Conversion Shares shall be issued free of all legends.

(f)         Acknowledgement. Each Subscriber agrees that the removal of the restrictive legend from certificates representing Securities as set forth in this Section 6 is predicated upon the Company’s reliance that the Subscriber will sell any Securities pursuant to either the registration requirements of the 1933 Act, including any applicable prospectus delivery requirements, or an exemption therefrom.

(g)         Listing. The Company covenants and agrees with each Subscriber that it will file an application with the American Stock Exchange to list the Conversion Shares and the Warrant Shares, in the time and manner required by the rules of the American Stock Exchange, and will use its best efforts to prosecute such application to effectiveness.

7.         Additional Agreement. The Company will use its best efforts to restructure its debt obligation due to Fifth Third Bank in the principal amount of $2,000,000.00 which is due on demand.

8.         Conditions Precedent to Obligations of the Company. The obligations of the Company are subject to the fulfillment prior to or on the Closing Date of the following conditions any of which may be waived by the Company in writing:

(a)         all representations and warranties of the Subscriber contained in this Agreement shall be true and correct in all respects as of the Closing Date with the same effect as though such representations and warranties had been made on or as of such date; and

(b)         all agreements and covenants of the Subscriber to be performed or complied with on or prior to the Closing Date have in all material respects been so performed or complied with.

(c)         the Company shall have received subscriptions for the Minimum Amount.

9.          Conditions Precedent to Obligations of the Subscriber. The obligations of the Subscriber are subject to the fulfillment prior to or on the Closing Date of the following conditions any of which may be waived by the Subscriber in writing:

(a)         all representations and warranties of the Company contained in this Agreement shall be true and correct in all respects as of the Closing Date with the same effect as though such representations and warranties had been made on or as of such date;

(b)         all obligations, agreements and covenants of the Company to be performed or complied with on or prior to the Closing Date shall have, in all respects been so performed or complied with; and

(c)         the Company shall have received subscriptions for the Minimum Amount

10.         Indemnity. The Company shall indemnify and hold harmless each Subscriber, and their respective directors, officers, shareholders, members, managers, and heirs and assigns from and against any and all damages, liabilities, obligations, penalties, fines, judgments, claims, deficiencies, losses, costs, expenses (including, without limitation, reasonable attorneys’ fees) and assessments arising out of, resulting from, or in any way related to (a) a breach of, or the failure to perform or satisfy any of, the representations, warranties, covenants and agreements made by the Company in this Agreement or in any Collateral Agreement delivered by the Company pursuant hereto, and/or (b) any claim that the Company’s Securities were issued or acquired in violation of any applicable federal or state securities laws and the rules and regulations respectively promulgated thereunder.

11.  Miscellaneous.

(a)        Capitalized terms used in this Agreement are used as defined in this Section 10(a) or elsewhere in this Agreement.

(i)        Governmental Authorities. The term “Governmental Authorities” shall mean any nation or country (including but not limited to the United States) and any commonwealth, territory or possession thereof and any political subdivision of any of the foregoing, including but not limited to courts, departments, commissions, boards, bureaus, agencies, ministries, self regulatory associations, or other instrumentalities.

(ii)       Knowledge of the Company. The term “Knowledge of the Company” or like words shall mean the knowledge of the Company’s and its subsidiaries’ respective boards of directors, executive officers and seniors managers, and such knowledge as any of the foregoing individuals should have obtained upon reasonable investigation and inquiry into the matter in question.

(iii)      Legal Requirements. The term “Legal Requirements”, when described as being applicable to any Person, shall mean any and all laws (statutory, judicial or otherwise), ordinances, regulations, judgments, orders, directives, injunctions, writs, decrees or awards of, and any contracts with, any Governmental Authority, in each case as and to the extent applicable to such Person or such Person’s business, operations or properties.

(iv)      Permits. The term “Permits” shall mean any and all permits, rights, approvals, licenses, authorizations, legal status, orders or contracts under any Legal Requirement or otherwise granted by any Governmental Authority.

(v)       Person. The term “Person” shall mean any individual, partnership, joint venture, firm, corporation, association, limited liability company, trust or other enterprise or any governmental or political subdivision or any agency, department or instrumentality thereof.

(d)         Notices. All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by hand delivery, telegram, or facsimile, addressed as set forth below or to such other address as such party shall have specified most recently by written notice. Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be: (i) if to the Company, to: Jesup & Lamont, Inc., 2170 West State Road 434, Suite 100, Longwood, Florida 32779, Attention: Chief Financial Officer, telecopier: (407) 551-4886, with a copy to: Morse, Zelnick, Rose & Lander, LLP, 405 Park Avenue, Suite 1401, New York, New York 10022, Attention: Stephen Zelnick, telecopier: (212) 838-9190, (ii) if to the Subscriber to: the address and telecopier number indicated on the signature pages hereto.

(e)         Fees and Expenses. Assuming receipt of the Minimum Amount, the Company will reimburse the Subscribers up to an aggregate amount of $10,000 for each $1,000,000 (pro-rated for Subscription amounts less than $1,000,000) of subscriptions accepted, for such Subscribers’ reasonable legal fees and expenses, including due diligence. Except as expressly set forth herein to the contrary, each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement.

(f)         Closing. The consummation of the transactions contemplated herein (the “Closing”) shall take place at the offices of Morse, Zelnick, Rose&Lander, New York, New York, upon receipt of good funds at the account designated by the Company and upon the satisfaction of all conditions to Closing set forth in this Agreement (“Closing Date”).

(g)         Entire Agreement; Assignment. This Agreement and the other Transaction Documents represent the entire agreement between the parties hereto with respect to the subject matter hereof and may be amended only by a writing executed by the Company and the Subscriber. Neither the Company nor the Subscriber has relied on any representations not contained or referred to in this Agreement and the documents delivered herewith. No right or obligation of the Company shall be assigned without prior notice to and the written consent of the Subscriber. The Subscriber may assign any or all of its rights hereunder to any person in connection with a transfer of any Security to such person, provided such transferee agrees in writing to be bound, with respect to the transferred Securities, by the provisions hereof that apply to the Subscriber.

(h)         Counterparts/Execution. This Agreement may be executed in any number of counterparts and by the different signatories hereto on separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute but one and the same instrument. This Agreement may be executed by facsimile signature and delivered by facsimile transmission.

(i)          Law Governing this Agreement. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of laws. Any action brought by either party against the other concerning the transactions contemplated by this Agreement shall be brought only in the state courts of New York or in the federal courts located in the state of New York. The parties and the individuals executing this Agreement and other agreements referred to herein or delivered in connection herewith on behalf of the Company agree to submit to the jurisdiction of such courts and waive trial by jury. The prevailing party shall be entitled to recover from the other party its reasonable attorney’s fees and costs. In the event that any provision of this Agreement or any other agreement delivered in connection herewith is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of any agreement.

(j)          Equitable Adjustment. The Securities and the purchase prices of Securities being purchased hereunder shall be equitably adjusted to offset the effect of stock splits, stock dividends, and distributions of property or equity interests of the Company to its shareholders occurring between the date of this Agreement and the Closing Date.

(Signature Pages Follow)

IN WITNESS WHEREOF, the parties hereto have caused this Subscription Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

JESUP & LAMONT, INC. By:__________________________________________ Name: Title:	Address for Notice: 2170 West State Road 434 Suite 100 Longwood, Florida 32779 Facsimile: (407) 551-4886 Attention: Chief Financial Officer

With a copy to (which shall not constitute notice):

Morse, Zelnick, Rose & Lander, LLP

405 Park Avenue, Suite 1401,

New York, New York 10022

Attention: Stephen Zelnick

Facsimile: (212) 838-9190

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

SIGNATURE PAGE FOR PURCHASER FOLLOWS]

PURCHASER SIGNATURE PAGES TO JLI SUBSCRIPTION AGREEMENT

IN WITNESS WHEREOF, the undersigned have caused this Subscription Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

Name of Purchaser: ____________________________________________________________

Signature of Authorized Signatory of Purchaser: ______________________________________

Name of Authorized Signatory: ___________________________________________________

Title of Authorized Signatory: ____________________________________________________

Email Address of Purchaser: _____________________________________________________

Facsimile Number of Purchaser: ___________________________________________________

Address for Notice of Purchaser:

Address for Delivery of Securities for Purchaser (if not same as address for notice):

Subscription Amount: $_______________

EIN Number: [PROVIDE THIS UNDER SEPARATE COVER]

EXHIBIT A (SERIES G SUBORDINATED CUMULATIVE CONVERTIBLE PREFERRED STOCK)

ARTICLES OF AMENDMENT

DESIGNATING

SERIES G CONVERTIBLE PREFERRED STOCK

of

JESUP & LAMONT, INC.

Pursuant to Section 607.0602 of the

FLORIDA BUSINESS Company Law

JESUP & LAMONT, INC., a Company organized and existing under Florida Business Company Act (hereinafter called the “Company”), in accordance with the provisions of Section 607.0602 thereof, DOES HEREBY CERTIFY:

FIRST:       The following Articles of Amendment were adopted at a meeting of the Board of Directors on March , 2008 in the manner prescribed by Section 607.1002 of the Florida Business Company Act. Shareholder action was not required.

SECOND:       That pursuant to the authority vested in the Board of Directors in accordance with the provisions of the Articles of Incorporation of the Company (the “Articles of Incorporation”), the said Board of Directors on March , 2008 adopted the following resolution creating a series of [ ] shares of Preferred Stock of the Company designated as “Series G Convertible Preferred Stock,” $0.01 par value per share:

RESOLVED, that pursuant to the authority vested in the Board of Directors of this Company (the “Board”) in accordance with the provisions of its Articles of Incorporation, a series of Preferred Stock of the Company be and it hereby is created, and that the designation and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof are as follows:

Series G Cumulative Convertible Preferred Stock

1.	Designation, Amount and Par Value.

The designation of the series of preferred stock, $.01 par value per share, of the Company authorized by this resolution shall be “Series G Convertible Preferred Stock” (the “G Preferred Stock”). The maximum number of shares of the G Preferred Stock authorized by this resolution shall be [ ]. Each share of G Preferred Stock shall have a stated value equal to $1,000.00 (the “G Stated Value”).

2.	Dividends.

So long as any shares of the G Preferred Stock shall be outstanding, (a) dividends shall accrue accumulatively thereon, subordinate to the Company’s Series C and Series F Convertible Preferred Stock, and in preference to the holders of Junior Securities (as defined below), at a dividend rate of 10 percent (10%) per annum of the Stated Value until, and (b) no dividend shall be declared or paid on the G Preferred Stock or the Junior Securities unless and until any accrued dividend on the Company’s Series C and Series F Convertible Preferred Stock shall have been declared by the Company’s Board of Directors and paid or set apart for payment by the Board. Dividends on the G Preferred Stock shall accrue from day to day, whether or not declared by the Board, and shall be payable, starting on the last day of the Company’s next fiscal quarter of which such day is at least six months after the closing date pursuant to which the applicable shares of G Preferred Stock were purchased from the Company, on the last day of March, June, September and December or, if any such day is not a business day, on the first business day thereafter. Each such dividend shall be paid to the holders of record of shares of the G Preferred Stock as they appear on the stock register of the Company on a record date as shall be fixed by the Board. The term “Junior Securities” shall mean Common Stock and any class of Preferred Stock, which by its terms is not entitled to receive any payment upon liquidation until all liquidation payments required to be made to the holders of any series of the Company’s Preferred Stock have been made.

Dividends on the G Preferred Stock shall be paid in shares of the Company’s Common Stock, par value $0.01 per share (“Common Stock”). The shares of Common Stock to be paid as a dividend shall be valued at the higher of (a) the Market Price on the date the dividend is declared by the Company’s Board of Directors or (b) the G Conversion Price. For purposes of this Section 2, “Market Price” means the average of the closing price of a share of Common Stock on the American Stock Exchange or other principal exchange on which the Common Stock is then traded for the 15 days before the date that the dividend is declared by the Board of Directors.

3.	Option to Repurchase.

The Company shall have the right, upon 30 days’ written notice to the holders of the G Preferred Stock, at any time commencing two years after the closing date pursuant to which the applicable shares of G Preferred Stock were purchased from the Company, to repurchase some or all of the G Preferred Stock for an amount equal to the G Stated Value, plus the amount of any accrued and unpaid dividends thereon. During such notice period the Holder may elect to convert any or all shares of G Preferred Stock, as provided herein. Notwithstanding the foregoing, the Company shall not exercise such right if (i) such exercise would create an event of default or breach of any negative covenant in any outstanding material obligations to which the Company is then a party or (ii) at the time of such proposed exercise, the shares of Common Stock into which the G Preferred Stock is convertible may not be resold pursuant to an effective registration statement filed with the Securities and Exchange Commission and a Series G Holder (as defined in Section 4 below) is an affiliate (as defined in Rule 144 under the Securities Act of 1933) of the Company, unless such Series G Holder agrees to the Company’s exercise of such option.

4.	Liquidation.

Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary (a “Liquidation”), the holders of the G Preferred Stock (each, a “Series G Holder” and collectively, the “Series G Holders”) shall be entitled to receive an amount equal to the G Stated Value for each share of G Preferred Stock and all accumulated dividends, if any, payable out of the assets of the Company, whether such assets are capital or surplus, subordinate to the Company’s Series C and Series F. Convertible Preferred Stock and before any distribution or payment may be made to the holders of any Junior Securities. If the assets of the Company are insufficient to pay such amounts in full, then the entire amount of assets to be distributed shall be distributed among the Series G Holders ratable in accordance with the amount each such Series G Holder would have received if such assets were sufficient to pay all such amounts in full. The Company shall provide notice of any Liquidation to each record Series G Holder on the day on which the Company authorizes such proposed action.

5.	No Payments on Junior Securities.

So long as any G Preferred Stock is outstanding, (i) neither the Company nor any Subsidiary shall, directly or indirectly, redeem, purchase or otherwise acquire any Junior Securities, or set aside any monies for such a redemption, purchase or other acquisition, and (ii) the Company shall not pay or declare any dividend or make any distribution on any Junior Securities, except stock dividends on the Common Stock payable in additional shares of Common Stock.

6.	Registration of G Preferred Stock.

The Company shall register shares of the G Preferred Stock, upon records to be maintained by the Company for that purpose (the “G Preferred Stock Register”), in the name of the record Series G Holders thereof from time to time. The Company may deem and treat the registered Series G Holder of shares of G Preferred Stock as the absolute owner thereof for the purpose of any conversion hereof or any distribution to such Series G Holder, and for all other purposes, absent actual notice to the contrary.

7.	Registration of Transfers.

The Company shall register the transfer of any shares of G Preferred Stock in the G Preferred Stock Register, upon surrender of certificates evidencing such shares to the Company at its address specified herein. Upon any such registration or transfer, a new certificate evidencing the shares of G Preferred Stock so transferred shall be issued to the transferee and a new certificate evidencing the remaining portion of the shares not so transferred, if any, shall be issued to the transferring Series G Holder.

8.	Conversion.

Conversion at Option of Series G Holder. At the option of any Series G Holder, any G Preferred Stock held by such Series G Holder may be converted into shares of Common Stock based on the then-applicable G Conversion Price. A Series G Holder may convert G Preferred Stock into Common Stock pursuant to this paragraph at any time and from time to time by delivering to the Company a Conversion Notice.

9.	Mechanics of Conversion.

(a)         The “G Conversion Price” shall be $[100% of common stock closing price on the date of the agreement].

(b)         The number of shares of Common Stock issuable upon any conversion of a share of G Preferred Stock hereunder shall equal the G Stated Value divided by the G Conversion Price, as adjusted in accordance with the provisions of Section 14, rounded to the nearest whole share, on the date (the “Conversion Date”) on which a notice (the “Conversion Notice”) is delivered by a Holder to the Company. The Conversion Notice must be executed by a Holder and indicate the number of shares of G Preferred Stock that the Holder wishes to convert into shares of Common Stock.

(c)         If any fractional interest in a share of Common Stock would, except for the provisions of this subparagraph, be delivered upon any conversion of the Series G Preferred Stock, the Company, in lieu of delivering the fractional share therefor, may pay an amount to the holder thereof equal to the market price of such fractional interest as of the date of conversion. The determination as to whether or not to make any cash payment in lieu of the issuance of fractional shares shall be based upon the total number of shares of Series G Preferred Stock being converted at any one time by the holder thereof, not upon each share of Series G Preferred Stock being converted.

(d)         Upon conversion of any G Preferred Stock, the Company shall promptly issue or cause to be issued and cause to be delivered to or upon the written order of the Series G Holder and in such name or names as the Series G Holder may designate a certificate for the shares of Common Stock issuable upon such conversion.

(e)         If a Series G Holder is converting less than all shares of G Preferred Stock represented by the certificate or certificates delivered by such Series G Holder to the Company in connection with such conversion, or if such conversion cannot be effected in full for any reason, the Company shall promptly deliver to such Series G Holder a new certificate representing the number of shares of G Preferred Stock not converted.

10.	Voting Rights.

(a)          Series G Holders shall be entitled to notice of any stockholders’ meeting, in accordance with the bylaws of the Company, and shall vote with holders of the Common Stock upon the election of directors and upon any other matter submitted to a vote of stockholders, except those matters required by law or by the Certificate of Incorporation to be submitted to a class vote and except as otherwise set forth herein. The holder of each share of G Preferred Stock shall be entitled to that number of votes as is equal to the number of shares of Common Stock into which each share of G Preferred Stock could be converted on the record date for the vote or consent of stockholders. Fractional votes shall not, however, be permitted, and any fractional voting rights resulting from the above formula (after aggregating all shares of F Preferred Stock held by each holder) shall be disregarded.

(b)         So long as any shares of G Preferred Stock are outstanding, the Company shall not, without the affirmative vote of the Series G Holders of two thirds (2/3) of the shares of G Preferred Stock then outstanding, (a) alter or change adversely the powers, preferences or rights given to the G Preferred Stock, (b) hereafter authorize or create any class of stock ranking as to dividends or distribution of assets upon a Liquidation senior to, or pari passu with, the G Preferred Stock, (c) amend its certificate or articles of incorporation or other charter documents so as to affect adversely any rights of the Series G Holders, or (d) increase the authorized number of shares of G Preferred Stock.

11.       Charges, Taxes and Expenses. Except as otherwise provided in this Section, issuance of certificates for shares of G Preferred Stock shall be made without charge to the Series G Holders for any issue or transfer tax, withholding tax, transfer agent fee or other incidental tax or expense in respect of the issuance of such certificates, all of which taxes and expenses shall be paid by the Company; provided, however, that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the registration of any certificates for Common Stock or G Preferred Stock in a name other than that of the Series G Holder. The Series G Holder shall be responsible for all other tax liability that may arise as a result of holding or transferring the G Preferred Stock or receiving shares of Common Stock in respect of the G Preferred Stock.

12.       Replacement Certificates. If any certificate evidencing G Preferred Stock is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation hereof, or in lieu of and substitution for such certificate, a new certificate, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction and customary and reasonable indemnity, if requested. Applicants for a new certificate under such circumstances shall also comply with such other reasonable regulations and procedures and pay such other reasonable third-party costs as the Company may prescribe.

13.       Reservation of Common Stock. The Company covenants that it will at all times reserve and keep available out of the aggregate of its authorized but unissued and otherwise unreserved Common Stock, solely for the purpose of enabling it to issue shares of Common Stock as required hereunder, the number of shares of Common Stock which are then issuable and deliverable upon the conversion of (and otherwise in respect of) all outstanding G Preferred Stock (taking into account the adjustments described in Section 14), free from preemptive rights or any other contingent purchase rights of persons other than the Series G Holder. The Company covenants that all shares of Common Stock so issuable and deliverable shall, upon issuance in accordance with the terms hereof, be duly and validly authorized, issued and fully paid and nonassessable.

14.	Certain Adjustments.

(a)         Stock Dividends and Splits. If there is any stock dividend, stock split, or combination of shares of Common Stock of the Company, the number and amount of shares then deliverable to the Series G Holder shall be proportionately and appropriately adjusted; no change shall be made in the aggregate Conversion Price, but the aggregate Conversion Price shall be allocated among all shares deliverable to the Series G Holder after giving effect to the adjustment.

(b)         Pro Rata Distributions. If the Company, at any time while G Preferred Stock is outstanding, distributes to all holders of Common Stock (i) evidences of its indebtedness, (ii) any security (other than a distribution of Common Stock covered by the preceding paragraph), (iii) rights or warrants to subscribe for or purchase any security, or (iv) any other asset (in each case, “Distributed Property”), the Company will deliver to such Series G Holder upon conversion of the G Preferred Stock, the Distributed Property that such Series G Holder would have been entitled to receive in respect of the shares of Common Stock for which such Series G Holder’s G Preferred Stock could have been converted immediately prior to such record date.

(c)         Fundamental Transactions. If, at any time while G Preferred Stock is outstanding, (i) the Company effects any merger or consolidation of the Company with or into another individual, partnership, corporation, trust, unincorporated organization, joint venture, government or agency, political subdivision thereof, or any other entity of any kind (collectively, “Person”), (ii) the Company effects any sale of all or substantially all of its assets in one or a series of related transactions, (iii) any tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property, or (iv) the Company effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (in any such case, a “Fundamental Transaction”), then upon any subsequent conversion of G Preferred Stock, each Series G Holder shall have the right to receive, for each shares of Common Stock that would have been issuable upon such conversion absent such Fundamental Transaction, the same kind and amount of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of one share of Common Stock (the “Alternate Consideration”). If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then each Series G Holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of G Preferred Stock following such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to the Company or surviving entity in such Fundamental Transaction shall issue to the Series G Holder a new series of preferred stock consistent with the foregoing provisions and evidencing the Series G Holders’ right to convert such preferred stock into Alternate Consideration. The terms of any agreement pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this paragraph (c) and insuring that the G Preferred Stock (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction.

(d)         Calculations. All calculations under this Section shall be made to the nearest cent or the nearest 1/100th of a share, as applicable. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Company or any of its subsidiaries, and the disposition of any such shares shall be considered an issue or sale of Common Stock.

(e)         Notice of Adjustments. Upon the occurrence of each adjustment pursuant to this Section, the Company at its expense will promptly compute such adjustment in accordance with the terms hereof and prepare a certificate describing in reasonable detail such adjustment and the transactions giving rise thereto, including all facts upon which such adjustment is based. Upon written request, the Company will promptly deliver a copy of each such certificate to each Series G Holder.

(f)         Notice of Corporate Events. If the Company (i) declares a dividend or any other distribution of cash, securities or other property in respect of its Common Stock, including without limitation any granting of rights or warrants to subscribe for or purchase any capital stock of the Company or any of its subsidiaries, (ii) authorizes or approves, enters into any agreement contemplating or solicits stockholder approval for any Fundamental Transaction or (iii) authorizes the voluntary dissolution, liquidation or winding up of the affairs of the Company, then the Company shall deliver to each Series G Holder a notice describing the material terms and conditions of such transaction as soon as reasonably practicable, but in any event no later than the day on which the Company notifies its holders of Common Stock of such proposed action, and the Company will take all steps reasonably necessary in order to insure that each Series G Holder is given the practical opportunity to convert its G Preferred Stock prior to such time so as to participate in or vote with respect to such transaction; provided, however, that the failure to deliver such notice or any defect therein shall not affect the validity of the corporate action required to be described in such notice.

15.	Miscellaneous.

(a)         Theheadings are for convenience only, do not constitute a part of this Certificate of Designations and shall not be deemed to limit or affect any of the provisions hereof.

(b)         No waiver of any default with respect to any provision, condition or requirement of this Certificate of Designations shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right.

THIRD:           Except as hereby amended, the Articles of Incorporation of the Company shall remain the same.

FOURTH:        The effective date of this amendment shall be upon the filing of these Articles of Amendment.

IN WITNESS WHEREOF, the undersigned has executed these Articles of Amendment to the Articles of Incorporation of JESUP & LAMONT, INC. as of this [ ] day of [ ], 2008.

JESUP & LAMONT, INC.

By:	___________________________
Steven Rabinovici
Chairman

EXHIBIT B (WARRANT)

NEITHER THIS WARRANT NOR THE COMMON STOCK WHICH MAY BE ACQUIRED UPON THE EXERCISE HEREOF (“WARRANT SHARES”), AS OF THE DATE OF ISSUANCE HEREOF, HAS BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED, ASSIGNED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND IN COMPLIANCE WITH ANY APPLICABLE STATE SECURITIES LAW, OR IN A TRANSACTION WHICH IS EXEMPT FROM REGISTRATION UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

No. W-[number]	For the Purchase of [	]
shares of Common Stock

WARRANT FOR THE PURCHASE OF

SHARES OF COMMON STOCK

OF JESUP & LAMONT, INC.

(A Florida corporation)

Jesup & Lamont, Inc., a Florida corporation (the “Company”), hereby certifies that for value received:

[investor name and address]

or registered assigns (“Registered Holder”), is entitled, subject to the terms set forth below, to purchase from the Company, at any time or from time to time during the period commencing on [date], and ending at 5:00 p.m. on [date], (the “Expiration Date”), [number of shares] fully paid and non assessable shares of Common Stock (subject to adjustment as provided herein), $0.01 par value, of the Company (“Common Stock”), at a per share purchase price of [$____]. The number of shares of Common Stock purchasable upon exercise of this Warrant, and the purchase price per share, each as adjusted from time to time pursuant to the provisions of this Warrant, are hereinafter referred to as the “Warrant Shares” and the “Purchase Price”, respectively.

1.         Exercise of Warrants. The Registered Holder of any Warrant Certificate may exercise the Warrants, in whole or in part at any time or from time to time at or prior to the close of business, on the Expiration Date, at which time the Warrant Certificates shall be and become wholly void and of no value. Warrants may be exercised by their holders as follows:

(a)         This Warrant may be exercised by Registered Holder, in whole or in part, by the surrender of this Warrant (with the Notice of Exercise Form attached hereto as Exhibit I duly executed by Registered Holder) at the principal office of the Company, or at such other office or agency as the Company may designate, accompanied by payment in full of an amount equal to the then applicable Purchase Price multiplied by the number of Warrant Shares then being purchased upon such exercise.

(b)         Payment may be made either in lawful money of the United States or by surrender of an outstanding note made by the Company and payable to the Registered Holder with a balance of principal plus accrued and unpaid interest to the date of surrender equal to the payment required. Each exercise of this Warrant shall be deemed to have been effected immediately prior to the close of business on the day on which this Warrant shall have been surrendered to the Company as provided in subsection l(a) above. At such time, the person or persons in whose name or names any certificates for Warrant Shares shall be issuable upon such exercise as provided in subsection l(c) below shall be deemed to have become the holder or holders of record of the Warrant Shares represented by such certificates.

(c)         As soon as practicable after the exercise of the purchase right represented by this Warrant, but in no case later than 5 business days after the Notice of Exercise is delivered to the Company, the Company at its expense will use its best efforts to cause to be issued in the name of, and delivered to, Registered Holder, or, subject to the terms and conditions hereof, to such other individual or entity as Registered Holder (upon payment by Registered Holder of any applicable transfer taxes) may direct:

(i)        a certificate or certificates for the number of full shares of Warrant Shares to which Registered Holder shall be entitled upon such exercise plus, in lieu of any fractional share to which Registered Holder would otherwise be entitled, cash in an amount determined pursuant to Section 3 hereof; and

(ii)       in case such exercise is in part only, a new warrant or warrants (dated the date hereof) of like tenor, stating on the face or faces thereof the number of shares currently stated on the face of this Warrant (subject to adjustment as provided herein) minus the number of such shares purchased by Registered Holder upon such exercise as provided in subsection l(a) above.

(d)         In case the registered holder of any Warrant certificate shall exercise fewer than all of the Warrants evidenced by such certificate, the Company shall promptly countersign and deliver to the registered holder of such certificate, or to his duly authorized assigns, a new certificate evidencing the number of Warrants that were not so exercised.

(e)         Each person in whose name any certificate for securities is issued upon the exercise of Warrants shall for all purposes be deemed to have become the holder of record of the securities represented thereby as of, and such certificate shall be dated, the date upon which the Warrant certificate was duly surrendered in proper form and payment of the Purchase Price (and of any applicable taxes or other governmental charges) was made; provided, ¬however¬, that if the date of such surrender and payment is a date on which the stock transfer books of the Company are closed, such person shall be deemed to have become the record holder of such shares as of, and the certificate for such shares shall be dated, the next succeeding business day on which the stock transfer books of the Company are open (whether before, on or after the Expiration Date) and the Company shall be under no duty to deliver the certificate for such shares until such date. The Company covenants and agrees that it shall not cause its stock transfer books to be closed for a period of more than 10 consecutive business days except upon consolidation, merger, sale of all or substantially all of its assets, dissolution or liquidation or as otherwise provided by law. The Company shall pay all documentary, stamp or other transactional taxes attributable to the issuance or delivery of shares upon exercise of the Warrants.

2.	Adjustments.

(a)         Split, Subdivision or Combination of Shares. If the outstanding shares of the Company’s Common Stock at any time while this Warrant remains outstanding and unexpired shall be subdivided or split into a greater number of shares, or a dividend in Common Stock shall be paid in respect of Common Stock, the Purchase Price in effect immediately prior to such subdivision or at the record date of such dividend, simultaneously with the effectiveness of such subdivision or split or immediately after the record date of such dividend (as the case may be), shall be proportionately decreased. If the outstanding shares of Common Stock shall be combined or reverse-split into a smaller number of shares, the Purchase Price in effect immediately prior to such combination or reverse split, simultaneously with the effectiveness of such combination or reverse split, shall be proportionately increased. When any adjustment is required to be made in the Purchase Price, the number of shares of Warrant Shares purchasable upon the exercise of this Warrant shall be changed to the number determined by dividing (i) an amount equal to the number of shares issuable upon the exercise of this Warrant immediately prior to such adjustment, multiplied by the Purchase Price in effect immediately prior to such adjustment, by (ii) the Purchase Price in effect immediately after such adjustment.

(b)         Reclassification, Reorganization, Consolidation or Merger. In the case of any reclassification of the Common Stock (other than a change in par value or a subdivision or combination as provided for in subsection 2(a) above), or any reorganization, consolidation or merger of the Company with or into another corporation (other than a merger or reorganization with respect to which the Company is the continuing corporation and which does not result in any reclassification of the Common Stock), or a transfer of all or substantially all of the assets of the Company, or the payment of a liquidating distribution (each a “Fundamental Event”) then, as part of any such reorganization, reclassification, consolidation, merger, sale or liquidating distribution, lawful provision shall be made so that Registered Holder shall have the right thereafter to receive upon the exercise hereof, the kind and amount of shares of stock or other securities or property which Registered Holder would have been entitled to receive if, immediately prior to any such reorganization, reclassification, consolidation, merger, sale or liquidating distribution, as the case may be, Registered Holder had held the number of shares of Common Stock which were then purchasable upon the exercise of this Warrant. In any such case, appropriate adjustment (as reasonably determined by the Board of Directors of the Company) shall be made in the application of the provisions set forth herein with respect to the rights and interests thereafter of Registered Holder such that the provisions set forth in this Section 2 (including provisions with respect to the Purchase Price) shall thereafter be applicable, as nearly as is reasonably practicable, in relation to any shares of stock or other securities or property thereafter deliverable upon the exercise of this Warrant. The Company shall give the Registered Holder notice of any Fundamental Event at least 30 days prior to the closing or consummation of any Fundamental Event.

(c)         Price Adjustment. No adjustment in the Purchase Price shall be required unless such adjustment would require an increase or decrease in the Purchase Price of at least $0.01, provided, however, that any adjustments which by reason of this paragraph are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 2 shall be made to the nearest cent or to the nearest 1/100th of a share, as the case may be.

(d)         Price Reduction. Notwithstanding any other provision set forth in this Warrant, at any time and from time to time during the period that this Warrant is exercisable, the Company in its sole discretion may reduce the Purchase Price or extend the period during which this Warrant is exercisable.

(e)         No Impairment. The Company will not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company but will at all times in good faith assist in the carrying out of all the provisions of this Section 2 and in the taking of all such actions as may be necessary or appropriate in order to protect against impairment of the rights of Registered Holder to adjustments in the Purchase Price.

(f)         Notice of Adjustment. Immediately, upon any adjustment of the Purchase Price, number of shares the Warrants are exercisable for, or extension of the Warrant exercise period, the Company shall forthwith give written notice thereto to Registered Holder describing the event requiring the adjustment, stating the adjusted Purchase Price and the adjusted number of shares purchasable upon the exercise hereof resulting from such event, and setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

3.         Fractional Shares. The Company shall not be required upon the exercise of this Warrant to issue any fractional shares, but shall make an adjustment thereof in cash on the basis of the last sale price of the Warrant Shares on the over-the-counter market as reported by the American Stock Exchange or on a national securities exchange on the trading day immediately prior to the date of exercise, whichever is applicable, or if neither is applicable, then on the basis of the then fair market value of the Warrant Shares as shall be reasonably determined by the Board of Directors of the Company.

(a)         Limitation on Sales. The Warrant and the Warrant Shares may only be disposed of in compliance with state and federal securities laws. In connection with any transfer of the Warrant or the Warrant Shares other than pursuant to an effective registration statement, the Company may require the Registered Holder to provide to the Company an opinion of counsel selected by the Registered Holder, the form and substance of which opinion shall be reasonably satisfactory to the Company, to the effect that such transfer does not require registration of such transferred Securities under the 1933 Act.

4.         The Warrant Shares issued upon exercise thereof shall be imprinted with a legend in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) OR APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED, ASSIGNED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND IN COMPLIANCE WITH ANY APPLICABLE STATE SECURITIES LAWS

OR IN A TRANSACTION WHICH IS EXEMPT FROM REGISTRATION UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.”

5.	Notices of Record Date. In case:

(a)         the Company shall take a record of the holders of its Common Stock (or other stock or securities at the time deliverable upon the exercise of this Warrant) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of any class or any other securities, or to receive any other right, or

(b)         of any capital reorganization of the Company, any reclassification of the capital stock of the Company, any consolidation or merger of the Company with or into another corporation (other than a consolidation or merger in which the Company is the surviving entity), or any transfer of all or substantially all of the assets of the Company, or

(c)         of the voluntary or involuntary dissolution, liquidation or winding-up of the Company;

then, and in each such case, the Company will mail or cause to be mailed to Registered Holder a notice specifying, as the case may be, (i) the date on which a record is to be taken for the purpose of such dividend, distribution or right, and stating the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other stock or securities at the time deliverable upon the exercise of this Warrant) shall be entitled to exchange their shares of Common Stock (or such other stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up. Such notice shall be mailed at least twenty (20) days prior to the record date or effective date for the event specified in such notice, provided that the failure to mail such notice shall not affect the legality or validity of any such action.

6.         Reservation of Stock. The Company will at all times reserve and keep available, solely for issuance and delivery upon the exercise of this Warrant, such shares of Common Stock and other stock, securities and property, as from time to time shall be issuable upon the exercise of this Warrant. The Company shall apply for listing, and obtain such listing, for the Warrant Shares on the American Stock Exchange, at the earliest time that such listing may be obtained in accordance with the rules and regulations of the American Stock Exchange. All shares that may be issued upon exercise of this Warrant shall, at the time of issuance, be duly authorized, fully paid and non-assessable.

7.         Replacement of Warrants. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and (in the case of loss, theft or destruction) upon delivery of an indemnity agreement (with surety if reasonably required) in an amount reasonably satisfactory to the Company, or (in the case of mutilation) upon surrender and cancellation of this Warrant, the Company will issue, in lieu thereof, a new Warrant of like tenor. This Warrant is exchangeable for new Warrants (containing the same terms as this Warrant) each representing the right to purchase such number of shares as shall be designated by the Registered Holder at the time of surrender (but not exceeding in the aggregate the remaining number of shares of Common Stock which may be purchased hereunder.

8.	Transfers, etc.

(a)         The Company will maintain a register containing the names and addresses of Registered Holders. A Registered Holder may change his, her or its address as shown on the warrant register by written notice to the Company requesting such change.

(b)         Until any transfer of this Warrant is made in the warrant register, the Company may treat Registered Holder as the absolute owner hereof for all purposes, provided, however, that if and when this Warrant is properly assigned in blank, the Company may (but shall not be obligated to) treat the bearer hereof as the absolute owner hereof for all purposes, notwithstanding any notice to the contrary.

9.         No Rights as Stockholder. Until the exercise of this Warrant, Registered Holder shall not have or exercise any rights by virtue hereof as a stockholder of the Company.

10.       Successors. The rights and obligations of the parties to this Warrant will inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors, assigns, pledgees, transferees and purchasers. Without limiting the foregoing, the registration rights set forth in this Warrant shall inure to the benefit of Registered Holder and Registered Holder’s successors, heirs, pledgees, assignees, transferees and purchasers of this Warrant and the Warrant Shares.

11.       Change or Waiver. Any term of this Warrant may be changed or waived only by an instrument in writing signed by the party against which enforcement of the change or waiver is sought.

12.       Headings. The headings in this Warrant are for purposes of reference only and shall not limit or otherwise affect the meaning of any provision of this Warrant.

13.       Governing Law. This Warrant shall be governed by and construed in accordance with the laws of the State of New York as such laws are applied to contracts made and to be fully performed entirely within that state between residents of that state.

14.       Jurisdiction and Venue. The Company and Registered Holder (i) agree that any legal suit, action or proceeding arising out of or relating to this Warrant shall be instituted exclusively in New York State Supreme Court, County of New York or in the United States District Court for the Southern District of New York, (ii) waives any objection to the venue of any such suit, action or proceeding and the right to assert that such forum is not a convenient forum for such suit, action or proceeding, and (iii) irrevocably consent to the jurisdiction of the New York State Supreme Court, County of New York, and the United States District Court for the Southern District of New York in any such suit, action or proceeding, and the Company and Registered Holder further agree to accept and acknowledge service or any and all process which may be served in any such suit, action or proceeding in New York State Supreme Court, County of New York or in the United States District Court for the Southern District of New York and

agrees that service of process upon it mailed by certified mail to its address shall be deemed in every respect effective service of process upon it in any suit, action or proceeding.

15.       Mailing of Notices, etc. All notices and other communications under this Warrant (except payment) shall be in writing and shall be sufficiently given if delivered to the addressees in person, by Federal Express or similar receipt delivery, by facsimile delivery or, if mailed, postage prepaid, by certified mail, return receipt requested, as follows:

to Registered Holder:	[insert contact details for holder]

to the Company:	Jesup & Lamont, Inc.

2170 West State Road 434

Suite 100

Longwood, Florida 32779

Attention: Chief Financial Officer

Fax: (407) 551-4886

with a copy to:	Morse, Zelnick, Rose & Lander LLP

405 Park Avenue

New York, New York 10022

Attention: Stephen Zelnick, Esq.

Fax: (212) 838-9190

or to such other address as any of them, by notice to the other may designate from time to time. Time shall be counted to, or from, as the case may be, the delivery in person or by mailing.

Dated: [insert date]

JESUP & LAMONT, INC.

By:_________________________

[NAME]

[TITLE]

EXHIBIT I

NOTICE OF EXERCISE

TO:	Jesup & Lamont, Inc.

2170 West State Road 434

Suite 100

Longwood, Florida 32779

Attention: Chief Financial Officer

1.          The undersigned hereby elects to purchase________shares of the Common Stock of Jesup & Lamont, Inc., pursuant to terms of the attached Warrant, and tenders herewith payment of the purchase price of such shares in full, together with all applicable transfer taxes, if any.

2.          Please issue a certificate or certificates representing said shares of the Common Stock in the name of the undersigned or in such other name as is specified below. If the attached Warrant is exercisable for a greater number of shares than the number set forth in paragraph 1, then please issue another Warrant in the name of the undersigned or in such other name as is specified below exercisable for the remaining number of shares.

3.          The undersigned represents that it will sell the shares of Common Stock pursuant to an effective Registration Statement under the Securities Act of 1933, as amended, or an exemption from registration thereunder.

(Name)
(Address)
(Taxpayer Identification Number)

[print name of Registered Holder]

By:

Title:

Date:

EXHIBIT C (RISK FACTORS)

Failure of our securities brokerage subsidiaries to maintain required minimum net capital may subject them to fines, penalties and other sanctions including suspension or expulsion as broker-dealers.

Our broker dealer subsidiaries, Empire Financial Group and Jesup & Lamont, are subject to the requirements of the Net Capital Rule (Rule 15c3-1) under the Securities Exchange Act of 1934, which requires the maintenance of minimum net capital and requires that the ratio of aggregate indebtedness to net capital, both as defined, should not exceed 15 to 1. Net capital and related ratio of aggregate indebtedness to net capital, as defined, may fluctuate on a daily basis.

Failure to maintain the required net capital may subject EFG and/or Jesup to suspension or revocation of registration by the SEC and suspension or expulsion by the NASD and other regulatory bodies and ultimately could require EFG’s and/or Jesup’s liquidation. The Net Capital Rule prohibits payments of dividends, redemption of stock, the prepayment of subordinated indebtedness and the making of any unsecured advance or loan to a shareholder, employee or affiliate, if the payment would reduce the firm’s net capital below a certain level.

Failure to maintain American Stock Exchange Listing

We cannot assure you that we will be able to continue to satisfy the requirements necessary to remain listed on the American Stock Exchange (“AMEX”) or that the AMEX will not change its rules or take actions to delist our common stock. In this regard, we have received a notice from the Amex that we do not currently meet its requirement with respect to the required number of independent directors. If for any reason, our stock were to be delisted from the AMEX, we may not be able to list our common stock on another national exchange or market. If our common stock is not listed on a national exchange or market, the trading market for our common stock may become illiquid. Upon any such delisting, our common stock could become subject to the penny stock rules of the SEC, which generally are applicable to equity securities with a price of less than $5.00 per share, other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. The penny stock rules require a broker-dealer, before a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prepared by the SEC that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with bid and ask quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account. In addition, the penny stock rules require that, before a transaction in a penny stock that is not otherwise exempt from such rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. As a result of these requirements, if our common stock were to become subject to the penny stock rules, it is likely that the price of our common stock would decline and that our stockholders would find it more difficult to sell their shares.

Failure to successfully transition the Long Island Office

In March 2007, we acquired the independent office in Long Island. Due to the uncertainty of several factors such as the ability to retain the brokers, market conditions and regulatory factors, there is no assurance that the intangible assets to be recorded under purchase accounting will not be written down in the future as impaired assets.

We are at competitive disadvantages to a number of companies.

Our competitors generally have greater marketing, financial and technical resources than ours. These competitors can offer a wider range of services and financial products than we can. Our competitors also have greater name recognition and more extensive client bases. These competitors may be able to respond more quickly to new or changing opportunities, technologies and client requirements and may be able to undertake more extensive promotional activities, offer more attractive terms to clients and adopt more aggressive pricing policies. Moreover, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties or may consolidate to enhance their services and products. We expect that new competitors or alliances among competitors will emerge and may acquire significant market share. We cannot operate successfully, and may not be able to continue to operate, unless we overcome these competitive disadvantages.

Control of our Company by a single shareholder limits the power of other shareholders to influence decisions.

EFH Partners and its individual members beneficially own approximately 40.56 % of our outstanding common stock. As a result of their stock ownership EFH Partners can elect all of our directors and approve or disapprove all matters requiring stockholder approval, such as selling substantially all of our assets, merging with another entity or changing our Certificate of Incorporation. EFH’s controlling position effectively limits the voting power of other stockholders. Further, the Chairman of our Board of Directors is also co-managing director of EFH Partners, further increasing EFH Partners’ influence over our business and affairs. Additionally, EFH Partners acquired its controlling position in mid-2005 and it is too early for investors to analyze the effect of its position.

The occurrence of losses not reflected on our statement of financial condition could reduce our operating results and impair our liquidity without adequate prior notice to investors.

Retail customer transactions are cleared through the clearing broker on a fully disclosed basis. In the event that customers default in payments of funds or delivery of securities, the clearing broker may charge the Company for any loss incurred in satisfying the customer’s obligations. Additional credit risk occurs if the clearing brokers of affiliates do not fulfill their obligations. Though we regularly monitor the activity in our customer accounts for compliance with margin requirements, rapid change in market value or lack of liquidity for securities held in margin accounts could impose losses on us. In addition, we have sold securities which we do not currently own and therefore will be obligated to purchase the securities at a future date. We have recorded these obligations in our financial statements at December 31, 2006 at the market values of the securities and will incur a loss if the market value increases subsequent to December 31, 2006. The occurrence of these off-balance sheet losses could impair our liquidity and force us to reduce or curtail operations.

Concentrations of credit risk increase the risk of material harm from defaults.

We are engaged in various trading and brokerage activities in which counterparties primarily include broker-dealers, banks and other financial institutions. In the event counterparties do no fulfill their obligations, we may be exposed to risk. The risk of default depends on the creditworthiness of the counterparty or issuer of the instrument. It is our policy to review, as necessary, the credit standing of each counterparty. Our cash in bank accounts, at times, exceeds the Federal Deposit Insurance Corporation (“FDIC”) insurable limit of $100,000. We have not experienced any previous losses due to this policy. The concentration of these credit risks increases the magnitude of the harm we would suffer in the event of default.

Potential losses or sanction as a result of employee misconduct

Employee misconduct could result in regulatory sanctions and unanticipated costs to us. Because our business involves handling cash and marketable securities on behalf of our customers, employee misconduct could result in unknown and unmanaged risks or losses. Misconduct by employees could also include binding us to transactions that exceed authorized limits or present unacceptable risks or unauthorized or unsuccessful activities. If these losses are significant they could materially reduce our income and impair our liquidity.

Market price fluctuations could result in lost revenues to us and adversely affect our profitability.

Our order execution services involve the purchase and sale of securities predominantly as principal, instead of buying and selling securities as an agent for our customers. As a result, we may own securities or may be required to buy or sell securities to complete customer transactions. During the period that we own the securities or may be required to buy or sell securities, market prices could fluctuate significantly which could result in lost revenues to us and adversely affect our profitability.

Termination of business relationships with us by our network of independent registered representatives

Our independent registered representatives could terminate their relationships with us on little or no notice and could associate with another broker-dealers. The independent registered representatives can transfer their client accounts which could adversely affect our revenues.

Our administrative costs, including compliance with section 404 of the Sarbanes-Oxley Act, will be significantly higher than they are now, which will make it more difficult for us to be profitable and effect our cash flow. Difficulties in complying with section 404 of the Sarbanes-Oxley Act would affect our market value.

The Sarbanes-Oxley Act of 2002, as well as new rules subsequently implemented by the Securities and Exchange Commission and the AMEX, have imposed various new requirements on public companies, including requiring changes in corporate governance practices. Our management and other personnel will need to devote a substantial amount of time to these compliance requirements. Moreover, these rules and regulations increase our legal and financial compliance costs and make some activities more time-consuming and costly.

In particular, the Sarbanes-Oxley Act requires, among other things, that we maintain effective internal control over financial reporting and disclosure controls and procedures. Commencing in 2007, we will be required to perform system and process evaluation and testing of our internal control over financial reporting to allow management to report on the effectiveness of our internal control over financing reporting, as required by Section 404 of the Sarbanes-Oxley Act. Beginning in 2008, our independent registered public accounting firm will be required to evaluate and test our internal control over financial reporting, and to issue an opinion on the effectiveness of our internal control over financial reporting for our financial year ending December 31, 2008. Our testing, or the subsequent testing by our independent registered public accounting firm, may reveal deficiencies in our internal control over financial reporting that are deemed to be material weaknesses. Our compliance with Section 404 will require that we incur a substantial accounting expense and expend a significant amount of management’s time on compliance-related issues. We currently do not have an internal audit group, and we will evaluate the need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge. If we are not able to comply with the requirements of Section 404 in a timely manner, or if we or our independent registered public accounting firm identifies deficiencies in our internal control over financial reporting that are deemed to be material weaknesses, the market price of our stock could decline and we could be subject to sanctions or investigations by the Securities and Exchange Commission, the AMEX or other regulatory authorities, which would require additional financial and management resources. In addition, if we are unable to meet filing deadlines for reports required by the Securities Exchange Act, our securities could be delisted from the AMEX. If our securities were delisted, trading, if any, in our securities would be conducted in the over the counter market on the NASD’s “OTC Bulletin Board.” Consequently, the liquidity of our securities could be impaired.

Future sales or the potential for sale of a substantial number of shares of common stock could cause the trading price of our common stock to decline. Sales of a substantial number of shares of our common stock in the public markets, or the perception that these sales may occur, could cause the market price of our stock to decline and could materially impair our ability to raise capital through the sale of additional equity securities. We had 11,106,442 shares of common stock issued and outstanding at February 29, 2008 and an additional 13,531,170 shares of common stock underlying options, warrants and convertible securities. The exercise or conversion of these securities and the sale of the underlying shares could depress the price of our common stock.

The existence of outstanding options, warrants, convertible preferred stock and convertible debt could impair our ability to raise capital through subsequent equity offerings.

The existence of outstanding options, warrants, convertible preferred stock, and convertible debt may adversely affect the terms at which we could obtain capital through additional equity financings. The holders of these options, warrants and convertible preferred stock have the opportunity to profit from a rise in the value or market price of our common stock and to exercise or convert them at a time when we could obtain equity capital on more favorable terms than those contained in these securities. The existence of these securities could impair our ability to raise capital through subsequent equity offerings.

We may issue shares of preferred stock in the future, which could depress the price of our stock.

Our corporate charter authorizes us to issue shares of “blank check” preferred stock. Our board of directors has the authority to fix and determine the relative rights and preferences of preferred shares, as well as the authority to issue such shares, without further shareholder approval.

We may experience significant fluctuations in our quarterly operating results due to the nature of our business and therefore may fail to meet profitability expectations.

Our revenue and operating results may fluctuate from quarter to quarter and from year to year due to a combination of factors, including fluctuating gains and losses in our trading income, turnover in our brokers, and the level of investment banking transactions completed by us and the level of fees we receive from those transactions. Accordingly, our operating results may fluctuate significantly in any particular quarter or year.

We may incur significant losses from trading and investment activities due to market fluctuations and volatility.

We may maintain trading and investment positions in the equity markets. To the extent that we own securities, i.e., long positions, a downturn in those markets could result in losses from a decline in the value of those long positions. Conversely, to the extent that we have sold securities that we do not own, i.e., short positions, an upturn in those markets could expose us to potentially unlimited losses as we attempt to cover our short positions by acquiring assets in a rising market.

We may from time to time have a trading strategy consisting of holding a long position in one security and a short position in another security from which we expect to earn revenues based on changes in the relative value of the two securities. If, however, the relative value of the two securities changes in a direction or manner that we did not anticipate or against which we are not hedged, we might realize a loss in those paired positions. In addition, we maintain trading positions that can be adversely affected by the level of volatility in the financial markets, i.e., the degree to which trading prices fluctuate over a particular period, in a particular market, regardless of market levels.

Our business could be adversely affected by a downturn in the financial markets.

As a securities broker-dealer, our business is materially affected by conditions in the financial markets and economic conditions generally, both in the United States and elsewhere around the world. Many factors or events could lead to a downturn in the financial markets including war, terrorism, natural catastrophes and other types of disasters. These types of events could cause people to begin to lose confidence in the financial markets and their ability to function effectively. If the financial markets are unable to effectively prepare for these types of events and ease public concern over their ability to function, our revenues are likely to decline and our operations will be adversely affected.

Our revenues may decline in adverse market or economic conditions.

Our investment banking revenues, in the form of financial advisory and underwriting fees, are directly related to the number and size of the transactions in which we participate and therefore may be adversely affected by any downturn in the securities markets. Additionally, a downturn in market conditions may lead to a decline in the volume of transactions that we execute for our customers and, therefore, to a decline in the revenues we would otherwise receive from commissions and spreads. Should these adverse financial and economic conditions appear and persist for any extended period of time, we will incur a further decline in transactions and revenues that we receive from commissions and spreads.

We depend on our senior employees and the loss of their services could harm our business.

Our success is dependent in large part upon the services of several of our senior executives and employees. We do not maintain and do not intend to obtain key man insurance on the life of any executive or employee. If our senior executives or employees terminate their employment with us and we are unable to find suitable replacements in relatively short periods of time, our operations may be materially and adversely affected.

Our risk management policies and procedures may leave us exposed to unidentified risks or an unanticipated level of risk.

The policies and procedures we employ to identify, monitor and manage risks may not be fully effective. Some methods of risk management are based on the use of observed historical market behavior. As a result, these methods may not predict future risk exposures, which could be significantly greater than the historical measures indicate. Other risk management methods depend on evaluation of information regarding markets, clients or other matters that are publicly available or otherwise accessible by us. This information may not be accurate, complete, up-to-date or properly evaluated. Management of operational, legal and regulatory risk requires, among other things, policies and procedures to properly record and verify a large number of transactions and events. We cannot assure you that our policies and procedures will effectively and accurately record and verify this information.

We seek to monitor and control our risk exposure through a variety of separate but complementary financial, credit, operational and legal reporting systems. We believe that we effectively evaluate and manage the market, credit and other risks to which we are exposed. Nonetheless, the effectiveness of our ability to manage risk exposure can never be completely or accurately predicted or fully assured. For example, unexpectedly large or rapid movements or disruptions in one or more markets or other unforeseen developments can have a material adverse effect on our results of operations and financial condition. The consequences of these developments can include losses due to adverse changes in inventory values, decreases in the liquidity of trading positions, higher volatility in earnings, increases in our credit risk to customers as well as to third parties and increases in general systemic risk.

Credit risk exposes us to losses caused by financial or other problems experiences by third parties.

We are exposed to the risk that third parties, owing us money, securities or other assets will not perform their obligations. These parties include:

•	trading counterparties;
•	customers;
•	clearing agents;
•	exchanges;
•	clearing houses; and
•	other financial intermediaries as well as issuers whose securities we hold.

These parties may default on their obligations owed to us due to bankruptcy, lack of liquidity, operational failure or other reasons. This risk may arise, for example, from:

•	holding securities of third parties;
•

executing securities trades that fail to settle at the required time due to non-delivery by the counterparty or systems failure by clearing agents, exchanges, clearing houses or other financial intermediaries; and

•	extending credit to clients through bridge or margin loans or other arrangements.

Significant failures by third parties to perform their obligations owed to us could adversely affect our revenues and perhaps our ability to borrow in the credit markets.

Intense competition from existing and new entities may adversely affect our revenues and profitability.

The securities industry is rapidly evolving, intensely competitive and has few barriers to entry. We expect competition to continue and intensify in the future. Many of our competitors have significantly greater financial, technical, marketing and other resources than we do. Some of our competitors also offer a wider range of services and financial products than we do and have greater name recognition and a larger client base. These competitors may be able to respond more quickly to new or changing opportunities, technologies and client requirements. They may also be able to undertake more extensive promotional activities, offer more attractive terms to clients, and adopt more aggressive pricing policies. We may not be able to compete effectively with current or future competitors and competitive pressures faced by us may harm our business.

EXHIBIT D (INVESTOR QUESTIONNAIRE CERTIFICATION)

EXHIBIT E (SELLING SECURITYHOLDER NOTICE AND QUESTIONNAIRE)